Exhibit 3.1

STATE OF NEW YORK

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on October 17, 2008.
[SEAL]

/s/ Paul LaPointe
Paul LaPointe
Special Deputy Secretary of State

Rev. 06/07

RESTATED CERTIFICATE OF INCORPORATION

OF
LUCID, INC.

Under Section 807 of the Business Corporation Law

The undersigned, being the President of Lucid, Inc. (the “Corporation”), hereby certifies:

A.                                   The name of the Corporation is Lucid, Inc. The name under which it was formed is Lucid Technologies, Inc.

B.                                     The Corporation’s Certificate of Incorporation was filed by the Department of State on November 27, 1991.

C.                                     The Certificate of Incorporation, as previously amended and as now in full force and effect, is hereby further amended to effect the following change authorized by Section 801 of the Business Corporation Law:

(i)                                     to change the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation;

(ii)                                  create undesignated Preferred Stock and grant the authority to the board of directors to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations as between series;

(iii)                               create and establish a new series of Preferred Stock, to be designated “Series A Preferred Stock,” with certain rights, preferences and privileges related thereto;

(iv)                              create and establish a new series of Preferred Stock, to be designated “Series B Preferred Stock,” with certain rights, preferences and privileges related thereto; and

(v)                                 re-number certain paragraphs and make such other conforming changes as are necessary as a result of the amendments included herein.

D.                                    The text of the Certificate of Incorporation, as amended heretofore, is hereby restated as further amended to read as fully set forth herein:

CERTIFICATE OF INCORPORATION
OF
LUCID, INC.

Under Section 402 of the Business Corporation Law

The undersigned for the purpose of forming a corporation pursuant to Section 402 of the New York Business Corporation Law, hereby certifies:

1.                                       The name of the Corporation is LUCID, INC.

2.                                       The purpose for which it is formed is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that the Corporation is not formed to, nor will it, engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

3.                                       The office of the Corporation shall be located in the County of Monroe, State of New York.

4.                                       No shareholder shall have any preemptive right to purchase shares or other securities to be issued or subjected to rights or options to purchase, as such preemptive right is defined and construed under the laws of the State of New York.

5.                                       a. Classes of Stock. The total number of shares which the Corporation is authorized to issue is Eighteen Million (18,000,000) shares. Twelve Million (12,000,000) shares shall be Common Stock, with a par value of $.01 per share, and Six Million (6,000,000) shares shall be Preferred Stock, with a par value of $.05 per share.

The shares of Preferred Stock shall be undesignated Preferred Stock and may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized to determine or alter the rights preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of such series of Preferred Stock The Board of directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. All shares of the Preferred Stock of any one series shall be identical to each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

i.                                          the distinctive designation of such class or series and the number of shares to constitute such class or series;

ii.                                       the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

iii.                                    the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

iv.                                   the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

v.                                      the terms and conditions, if any upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms adjustment, if any;

vi.                                   the obligation, if any, of the Corporation to retire, redeem, or purchase shares of such class or series pursuant to a sinking fund of a similar nature or otherwise, and the terms and conditions of such obligation;

vii.                                voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

viii.                             limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

ix.                                     such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Certificate of Incorporation.

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Designation, Preferences and Rights of Series A Preferred Stock

1.                                       Designation. The first series of preferred stock authorized hereunder shall be designated as the “Series A Preferred Stock.” The number of shares constituting such series shall initially be 3,089,893, which number may from time to time be changed by the Board of Directors. The par value of the Series A Preferred shall be $.05 par value per share.

2.                                       Rank. The Series A Preferred Stock shall (i) with respect to priority of dividend rights, rank in preference to the Common Stock but shall rank pari passu to the Series B Preferred Stock, (ii) with respect to certain rights on liquidation, rank in preference to the Common Stock but shall rank junior to the Series B Preferred Stock.

3.                                       Dividend Provisions. Dividends shall not be cumulative. The holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets legally available therefor, dividends in a per share amount equal to at least that paid on shares of Common Stock, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation. No dividend shall be paid on the Common Stock unless all declared but unpaid dividends, if any, on the shares of Series A Preferred Stock and the Series B Preferred Stock, which shall be pari passu with the Series A Preferred Stock with respect to the payment of dividends, shall have been paid, or provisions shall have been made for the payment thereof.

4.                                       Liquidation.

(a)          In the event of any liquidation, dissolution or winding-up of this Corporation, either voluntary or involuntary: the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the original purchase price of such shares of Series B Preferred Stock, plus any declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributable among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for the distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the number of shares held by each.

(b)         After the distribution described in subsection (a) above has been paid, the holders of Series A Preferred Stock shall be entitled to receive an amount per share equal to the original purchase price of such shares of Series A Preferred Stock, plus any declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid amounts, then the entire assets and funds of the Corporation legally available for distribution after the distribution described in subsection (a) above shall be distributed ratably among the holders of the Series A Preferred in proportion to the number of shares held by each.

(c)          After the distribution described in subsections (a) and (b) above has been paid, the holders of Common Stock shall be entitled to receive an amount per share equal to the original purchase price of such shares of Common Stock, plus any declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid amounts, then the entire assets and funds of the Corporation legally available for distribution after the distribution described in subsections (a) and (b) above shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares held by each.

(d)         After the distributions described in subsections (a), (b) and (c) above have been paid, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock pro rata based on the number of shares held by each.

(e)          A consolidation or merger of this Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding-up within the meaning of this Section 4, but shall instead be treated pursuant to Section 6 hereof.

5.                             Conversion. Each share of Series A Preferred Stock is convertible at the option of the holder thereof at any time into Common Stock on a share for share basis and, at the option of the Corporation, no less than all outstanding and issued shares of Series A Preferred Stock may be converted on a share for share basis at any time on or after 90 days following the closing of the sale of the Corporation’s Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended (the “1993 Act”), where the aggregate offering price equals or exceeds $5,000,000 (the “Initial Public Offering”). If, following the closing of the Initial Public Offering, the Corporation shall determine to register additional shares of Common Stock under the 1933 Act, other than a registration relating solely to employee benefit plans or a registration relating solely to a Rule 145 transaction or a registration on any registration form that does not permit secondary sales, the Corporation will, at its own expense and, subject to reasonable restrictions as to quantity of shares and timing of sale or registration as may be imposed by underwriter(s), include in such registration the shares of Common Stock resulting from the conversion of shares of Series A Preferred Stock permitted hereunder. In addition, the Corporation shall take such reasonable actions necessary to keep its registrations current.

6.                             Merger and Consolidation. At any time, in the event of:

(a)           any consolidation or merger of the Corporation with or into any other corporation, entity or person, or any other corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization, or any transaction or series of related transactions by the Corporation in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred, or

(b)          a sale of all or substantially all of the assets of the Corporation,

then (i) at the closing of any such transaction, holders of the Series A Preferred Stock, together with holders of the Series B Preferred Stock, shall first receive for each share of such stock, in cash, in securities from the acquiring corporation, or any combination thereof, an amount equal to the original purchase price of such shares of Series A Preferred Stock and Series B Preferred Stock, as the case may be, plus any declared but unpaid dividends on each such share and (ii) the remaining proceeds of such transaction, if any, shall be distributed ratably among the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock in proportion to the number of shares of such stock owned by each such holder. Any stock issued in exchange for Series A Preferred Stock or for securities issued upon conversion of Series A Preferred Stock under Section 5 hereof shall bear the registration rights set forth in Section 5 as well.

7.                             Voting Rights. The holders of shares of Series A Preferred Stock shall have the same voting rights as holders of shares of Common Stock. In addition, holders of Series A Preferred Stock shall vote, as a class, for: (i) the sale of all or substantially all of the assets of the Corporation and (ii) the merger of the Corporation.

8.                             Status of Converted Series A Preferred Shares. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

Designation, Preferences and Rights of Series B Preferred Stock

1.                             Designation. The second series of preferred stock authorized hereunder shall be designated as the “Series B Preferred Stock.” The number of shares constituting such series shall initially be 1,895,911, which number may from time to time be changed by the Board of Directors. The par value of the Series B Preferred shall be $.05 par value per share.

2.                             Rank. The Series B Preferred Stock shall (i) with respect to priority of dividend rights, rank in preference to the Common Stock but shall rank pari passu to the Series A Preferred Stock, (ii) with respect to certain rights on liquidation, rank in preference to the Series A Preferred and Common Stock.

3.                             Dividend Provisions. Dividends shall not be cumulative. The holders of shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets legally available therefor dividends in a per share amount equal to at least that paid on shares of Common Stock, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation. No dividend shall be paid on the Common Stock unless all declared but unpaid dividends, if any on the share of Series B Preferred Stock and the Series A Preferred Stock shall have been paid, or provisions shall have been made for the payment thereof.

4.                             Liquidation.  Upon the liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 4 under the heading “Designation, Preferences and Rights of Series A Preferred Stock.”

5.                             Conversion.  Each share of Series B Preferred Stock is convertible at the option of the holder thereof at any time into Common Stock on a share for share basis and, at the option of the Corporation, no less than all outstanding and issued shares of Series B Preferred Stock may be converted on a share for share basis at any time on or after 90 days following the closing of the sale of the Corporation’s Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended (the “1993 Act”), where the aggregate offering price equals or exceeds $5,000,000 (the “Initial Public Offering”). If, following the closing of the Initial Public Offering, the Corporation shall determine to register additional shares of Common Stock under the 1933 Act, other than a registration relating solely to employee benefit plans or a registration relating solely to a Rule 145 transaction or a registration on any registration form that does not permit secondary sales, the Corporation will, at its own expense and, subject to reasonable restrictions as to quantity of shares and timing of sale or registration as may be imposed by underwriter(s), include in such registration the shares of Common Stock resulting from the conversion of shares of Series B Preferred Stock permitted hereunder. In addition, the Corporation shall take such reasonable actions necessary to keep its registrations current.

6.                             Merger and Consolidation.  In the event of a merger or consolidation of the Corporation, the holders of shares of Series B Preferred Stock shall have the same rights as the holders of shares of Series A Preferred Stock set forth in Section 6 under the heading “Designation, Preferences and Rights of Series A Preferred Stock.” Any stock issued in exchange for Series B Preferred Stock or for securities issued upon conversion of Series B Preferred Stock under Section 5 hereof shall bear the registration rights set forth in Section 5 as well.

7.                             Voting Rights.  The holders of shares of Series B Preferred Stock shall have the same voting rights as holders of shares of Common Stock. In addition, holders of Series B Preferred Stock shall vote, as a class, for: (i) the sale of all or substantially all of the assets of the Corporation and (ii) the merger of the Corporation.

8.                             Status of Converted Series B Preferred Shares.  In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock

9.                             Election of a Director.  The holders of a majority of the shares of Series B Preferred Stock shall be entitled (by vote or written consent, as provided by law) to elect one (1) director of the Company.

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6.                             Common Stock.

(a)   Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(b)   Liquidation Rights.  Upon the liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 4 under the heading “Designation, Preferences and Rights of Series A Preferred Stock.”

(c)   Voting Rights.  The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

7.                             No officer or director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity except where a judgment or other final adjudication adverse to said officer or director establishes: that the officer or director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; that the officer or director personally gained a financial profit or other advantage to which he was not entitled.

8.                             The Secretary of State of the State of New York is hereby designated as the agent of the corporation upon whom process in any action or proceeding against it may be served and the address to which the Secretary of States shall mail a copy of process in any action or proceeding against the corporation which may be served upon him is 50 Methodist Hill Drive, Rochester, New York 14623.

E.                                    The foregoing amendments and the Restatement of the Certificate of Incorporation were duly authorized by the Board of Directors followed by unanimous vote of the holders of all outstanding shares entitled to vote thereon.

IN WITNESS WHEREOF, we have signed this Certificate this 14th day of June, 2001, and hereby affirm the truth of the statements contained herein are true under the penalty of perjury.

/s/ Jay M. Eastman
Jay M. Eastman, President

RESTATED CERTIFICATE OF INCORPORATION

OF

LUCID, INC.

Under Section 807 of the Business Corporation Law

RECEIVED

JUL 30 2 27 PM ‘01

DRAWDOWN

NIS

27

STATE OF NEW YORK
DEPARTMET OF STATE
FILED JUL 31, 2001
TAX $
BY:	/s/ [ILLEGIBLE]
[ILLEGIBLE]

HARRIS BEACH LLP

The Granite Building

130 East Main Street

Rochester, New York 14604